EXHIBIT 10.1

DATED 30 March 2004

HBI SALES PRIVATE LIMITED

(1)

ZACAN HOLDINGS PROPRIETARY LIMITED

(2)

ICT/EUROPETEC LIMITED

(3)

MIR TECHNOLOGIES LLC

(4)

- and -

MAGENTA NEW MEDIA LIMITED

(5)

AGENCY EXPLOITATION AGREEMENT

for the commercial exploitation

of the New Media Technology

The New Media Technology Partnership LLP

THIS AGENCY AGREEMENT is made the 30th day of March 2004

B E T W E E N :

(1)	HBI SALES PRIVATE LIMITED a company registered in Asia whose registered office is situate at 204A Mittal Towers, 6 M.G. Road, Bangalore 560 001, India ("the First Licensor ");

(2)	ZACAN HOLDINGS PROPRIETARY LIMITED a company registered in Australia whose registered office is situate at Level 5, 49 Market Street, Sydney, New South Wales, Australia ("the Second Licensor");

(3)	ICT/EUROPETEC LIMITED a company registered in England and Wales whose registered office is situate at 4 Bedford Row, London WC1R 4DF ("the Third Licensor");

(4)

MIR TECHNOLOGIES LLC a company registered in the United States whose registered office is situate at Agents and Corporations Inc., 1201 Orange Street, Suite 600, City of Wilmington, New Castle County, Delaware 19801, United States ("the Fourth Licensor") and

(5)	MAGENTA NEW MEDIA LIMITED (a limited company registered in England and Wales) whose registered office is situated at A1 Company Services Limited, 788– 790 Finchley Road, London NW11 7TJ (“the Agent").

WHEREAS

RECITALS

1.

The First Licensor entered into a Licence Agreement with First Global Technologies Limited on the 6th day of October 2003 by which it was granted a licence to use, deal with and generally exploit the Rights (but not to sell, lease or otherwise dispose of the same) in the Territory defined as Asia.

2.

The Second Licensor entered into a Licence Agreement with First Global Technologies Limited on the 6th day of October 2003 by which it was granted a licence to use, deal with and generally exploit the Rights (but not to sell, lease or otherwise dispose of the same) in the Territory defined as Australia.

3.

The Third Licensor entered into a Licence Agreement with First Global Technologies Limited on the 6th day of October 2003 by which it was granted a licence to use, deal with and generally exploit the rights (but not to sell, lease or otherwise dispose of the same) in the Territory defined as Europe.

4.

The Fourth Licensor entered into a Licence Agreement with First Global Technologies Limited on the 6th day of October 2003 by which it was granted a licence to use, deal with and generally exploit the Rights (but not to sell, lease or otherwise dispose of the same) in the territory defined as USA and Canada.

5.

The First Licensor, the Second Licensor, the Third Licensor and the Fourth Licensor have agreed that it would be commercially advantageous for each of them to join together in the appointment of one agent to exploit the rights granted to each of them under their respective License Agreements and have agreed to appoint the Agent upon the terms and conditions of this Agreement.

6.

The First Licensor, the Second Licensor, the Third Licensor and the Fourth Licensor have agreed that, wherever commercially possible or reasonable, they shall act with one voice and provide one set of instructions to the Agent but that each shall, where necessary or desirable, be able to individually to apply the terms of this Agreement to their own Territory and licence agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement the following words and expressions will have the following meanings:

“Business Day”	any day other than a Saturday or Sunday or statutory Bank Holiday;

“Duties	duties of the Agent in relation to the commercial exploitation of the rights as set out in the Schedule 1 to this Agreement;

“Exploitation Forecast”	the forecasts of income and expenditure for the exploitation set out in Schedule 2 to this Agreement;

“Licensor”	any one of the First Licensor, the Second Licensor, the Third Licensor or the Fourth Licensor;

“Minimum”	the sum of £416,000;

“The Payment”	20% of the Turnover;

“Period”	each calendar month;

“Rights”	the intellectual property rights to the technology and software for the New Media Technology listed in Schedule 3 including all future upgrades;

“Territory”	the respective territory or territories defined in each licence agreement referred to above;

“Turnover”	the gross income (exclusive of VAT) from the Exploitation of the Rights.

Definitions used in this Agreement shall apply to each Licensor mutatis mutandis

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2.	DUTIES OF THE AGENT

The agent will commercially exploit the rights and will:

(i)	carry out its Duties and use its best endeavours to achieve an exploitation result in accordance with the Exploitation Forecast.

(ii)	accept and carry out work and services related to the exploitation in accordance with instructions and direction given by the Licensors for each of their territories.

(iii)

participate in at least one monthly management meeting with the Licensors or as they may direct and report the exploitation results for the month in a format directed by the Licensors or as they may direct.

(iv)	participate as may from time to time be required in any other meeting with the Licensors or as they may direct.

(v)	accept the directors and requests from the Licensors and carry out work resulting from the directions and requests in a proper manner.

3.	PAYMENT TO THE AGENT

3.1	In consideration of the Agent carrying out the Duties and giving the warranty in clause 4, the Licensors jointly agree that the Agent shall be entitled to an aggregate sum equal to the Payment.

3.2	The Payment shall be made to the Agent within fourteen (14) Business Days of the finalisation of the Accounts of the Partnership in respect of each period.

3.3	A Certificate in writing signed by the Licensors stating the total amount due to the Agent shall in the absence of manifest error be conclusive evidence thereof.

4.	WARRANTY

(i) The agent hereby confirms that the Exploitation Forecast is reasonable and expresses the Agent’s current expectations of turnover and Costs as a result of the exploitation of the Rights.

(ii)

The Agent warrants to the Licensors that the aggregate Turnover in any Period as a result of the Agent carrying out the Duties shall not be less than the Minimum in respect of the first thirty six (36) calendar months from the date hereof.

5.	INDEMNITY

The Agent agrees to indemnify and keep indemnified the Licensors from and against any and all losses, costs, damages, claims, demands, expenses and liabilities incurred or suffered (together with legal fees and costs incurred thereon) by the Licensors as a result of any breach by the agent or its agents, employees, licensees or customers pursuant to the terms of this Agreement provided that

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such liability has not been incurred by the Agent through any default by the Licensors.

6.	NON COMPETITION

For so long as this Agreement is in existence in relation to one or more of the Licensors, the Agent undertakes and covenants with the First Licensor, the Second Licensor, the Third Licensor and the Fourth Licensor individually covenants that it will not during the subsistence of this Agreement and for a term of one year after its termination (howsoever terminated), deal with, exploit, sell, distribute or otherwise be involved or interested in, whether directly or indirectly, any software or technology which is similar to or in competition with the Rights.

7.	PROPERTY AND CONFIDENTIALITY IN THE RIGHTS

	7.1	The Rights contain confidential information of the Licensors and all copyright, trademarks and other intellectual property rights in the Rights are the exclusive property of the Licensors.

	7.2	The Agent shall not:

		7.2.1	save as provided or agreed by the Licensors make up backup copies of the Rights;

		7.2.2	reverse compile, copy or adapt the whole or any part of the Rights;

		7.2.3	assign, transfer, sell, lease, rent, charge or otherwise deal in or encumber the Rights or use the Rights on behalf of any third party or make available the same to any third party

	7.3	The Agent shall:

		7.3.1	keep confidential the Rights and limit access to the same to those of its employees, agents and sub-contractors who either have a need to know or who are engaged in the exploitation of the Rights;

		7.3.2	maintain an up to date written record of the number of copies of the Rights and their location and upon request forthwith produce such record to the Company;

		7.3.3	notify the Licensors immediately if the Agent becomes aware of any unauthorised use of the whole or any part of the Rights by any third party; and

7.3.4

without prejudice to the foregoing take all such other steps as shall from time to time be necessary to protect the confidential information and intellectual property rights of the Licensors in the Rights.

7.4

The Agent shall inform all relevant employees, agents and sub- contractors that the Rights constitute confidential information of the Licensors and that all intellectual property rights therein are the property of the Licensors and the Agent shall take all such steps as shall be

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necessary to ensure compliance by its employees, agents and subcontractors with the provision of this clause 7.

8.	TERMINATION

(i)

This Agreement shall terminate in the event of either of the parties giving to the other not less than thirty (30) Business Days notice in writing at any time after the third anniversary of this Agreement.

(ii)

The Licensors, or any one of the Licensors in respect of its own rights or territories, may terminate this Agreement at any time upon giving not less than thirty (30) Business Days notice in writing at any time.

(iii)

This Agreement may be terminated forthwith by either party if the other shall convene a meeting of its creditors or if a proposal shall be made for voluntary arrangement or a proposal for any other composition scheme or arrangements with (or assignment for the benefit of) its creditors or if the other shall be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or if a Trustee, Receiver or Administrative Receiver or similar officer is appointed in respect of all or any part of the business or assets of the other or if a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding-up of the other or for the making of an administration order (otherwise done for the purpose of an amalgamation or reconstruction)

(iv)

In the event of termination for whatever reason the Agent shall forthwith pass to the Licensors all documents, samples and publicity promotional and advertising material in its possession or under its control and shall forthwith cease to make any representation that it is in any way involved with the Licensors.

(v) Termination for whatever reason shall not affect the right of the Agent to receive monies referred to in clause 3 where such monies have been earned prior to the date of termination.

(vi) The agent agrees that it shall not be entitled to any compensation in the event of this Agreement being terminated for whatever reason.

9.	ENTIRE AGREEMENT

The parties acknowledge that this Agreement constitutes the whole agreement between the parties and shall supersede any prior agreements between the parties whether written or oral and that any such prior agreements are cancelled as at the date hereof.

10.	NO PARTNERSHIP

The parties confirm that they are not partners or joint venturers.

11.	FORCE MAJEURE

If due performance of this Agreement by either party hereto is affected in whole or in part by reason of any event, omission, accident or other matter beyond the

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reasonable control of such party, such party shall give prompt notice thereof to the other party and shall be under no liability for any loss, damage, injury or expense (whether direct or consequential) suffered by the other party or parties due to the affected performance. Such party shall use all reasonable efforts to avoid or overcome the causes affecting performance and shall fulfil all outstanding performance as soon as it becomes practicable to do so.

12.	WARRANTIES AND INDEMNITIES

12.1

Each party hereby represents and warrants to the other that there are no material agreements, licences or obligations known to it what would affect this Agreement other than previously disclosed by it and that each had dealt with the other in negotiating this Agreement with good faith

12.2	Each party represents and warrants to the other that:

(i)	the making and performance of this Agreement are within its powers and do not contravene any law or contractual restriction on it;

(ii)	there are no pending or threatened claims, actions or proceedings which would be reasonably likely to affect materially and adversely the financial condition of the that party;

12.3

The parties undertake to each other that each of them will indemnify and keep the other indemnified from and against any and all losses, costs, claims, demands, actions or liabilities suffered or incurred directly or indirectly by the other as a result of the breach by that party of any of the warranties referred to above.

13.	NOTICES AND OTHER MATTERS

13.1

Any notice to be given pursuant to the terms of this Agreement shall be in writing delivered by hand or by first class mail or by facsimile. Any such notice shall be delivered (i) in the case of a company registered in England and Wales, to its registered office address or to such other address in England as may subsequently be notified by notice given pursuant to the terms of this clause, and (ii) in the case of an individual, or of an organisation other than a company registered in England and Wales, to an address in England notified by notice given pursuant to the terms of this clause. Any notice given shall be deemed to be given, in the case of a notice delivered by hand, on the Business Day following receipt, in the case of a notice delivered by pre-paid first class mail from England, three Business Days after posting, and in the case of a notice given by facsimile, on the first Business Day following transmission. In proving service by mail it shall be sufficient to show that the envelope containing the notice was properly addressed, stamped and posted.

13.2

No failure or delay on the part of any party to exercise any power, right or remedy under this agreement shall operate as a waiver thereof nor shall any single or partial exercise by that party of any power, right or remedy preclude any other or further exercise of any other power, right or remedy. The remedies of each of the parties provided by this Agreement are cumulative and are not exclusive of any remedies provided by law.

13.3

If any provision of this agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability

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shall remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objectives of the invalid or unenforceable provision.

13.4	This agreement shall be governed by and construed in accordance with English law and shall be subject to the exclusive jurisdiction of the English Courts.

14.	ASSIGNMENT

This Agreement shall not be assigned by any party without the written consent of the others save that in the case of an assignment by one of the Licensors consent shall not be necessary from the other Licensors and the Agent shall not be entitled to unreasonably withhold or delay its consent.

15.	AGREEMENT MODIFICATION

Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorised representatives of the parties hereto.

IN WITNESS WHEREOF the parties have executed this instrument as a deed and have delivered it upon dating it.

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SCHEDULE 1

The Agent’s Duties

The Agent will commercially exploit the Rights and its duties will include, but are not restricted to, the following:

(i)	carrying out its Duties and using its best endeavours to achieve an exploitation result in accordance with the Exploitation Forecast;

(ii)	accepting and carrying out work and services related to the exploitation in accordance with instructions and directions given by the Licensors;

(iii)	participating in at least one monthly management meeting with the Licensors or as they may otherwise direct and reporting the exploitation results for the month in a format directed by the Licensors;

(iv)	participating as may from time to time be required in any other meeting with the Licensors or as they may otherwise direct;

(v)	accepting the directions and requests from the Licensors or as they may otherwise direct and carrying out work resulting from the directions and requests in a proper manner;

(vi)	providing quarterly reviews of the public reactions to the Rights and a financial comparison between actual performance and results against those in the Exploitation forecast;

(vii)	discussing possible changes to the financial assumptions in sufficient time before the end of the financial year to enable budgets to be prepared for the following year;

(viii)	undertaking any other duties or activities relating to the Rights which may reasonably be requested by the Licensors.

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SCHEDULE 2

Exploitation Forecast

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SCHEDULE 3

The Rights

INTRODUCTION

The New Media Technology is owned by First Global Technologies Limited (“the Company”). The Company has already established reseller agreements with companies from the USA, Australia, India and Europe to have the package promoted and distributed to hotels.

The New Media technology is a new software and hardware package for hotel’s in-room entertainment systems worldwide. The package allows the delivery of live Premium Pay TV (PPTV) to hotels, a benefit which would not have been possible a few years ago because demand was weak while technology and broadcasting were too expensive. New Media’s package will fill this technological and broadcasting gap and the Company will become the first provider of PPTV to hotel customers around the world.

BACKGROUND

Currently, the PPTV available as in-room entertainment is limited because it is offered only through hotels’ videotape libraries or contained systems. This results in the first hurdle, the low demand for PPTV from hotel customers, either because it is outdated, too long, too expensive, untimely, unfriendly, or results in people being wrongly charged (or refusing charges they have incurred). Hotel managers also have little interest in what is currently available because of its limited profitability.

Fortunately from a technological standpoint, hotels’ connectivity is expanding mainly because of customers’ Internet-related needs. Most hotels have now access to Broadband, ISDN, fibre optics, or CAT, often with the addition or satellite. This has enabled New Media to create a solution that overcomes the second hurdle, which is the high cost of PPTV when delivered via Sky’s satellite service. The solution to bring together (i) IT developers, to deliver a package for managing multiple technologies and contents; (ii) exploiters, involved in the hotel trade and will benefit from adding New Media’s package to theirs; and (iii) hotel chains, who will offer an extended content to their customers in a profitable manner.

New Media proposes a process whereby, firstly, it will set conditional access agreements with broadcasters of Premium Pay TV to have their content channelled to hotel rooms via the Company’s package. Secondly, New Media will sell distribution rights to exploiters. Exploiters will take charge of installing and maintaining systems on hotel premises, and New Media will retain the responsibility over the administration and redistribution of proceeds among operators of the supply chain.

PRODUCTS AND SERVICES

The Company is the first to have developed a solution enabling the viewing of live PPTV in hotel rooms. For this reason, there is no competition in the strictest sense of the term. Moreover, the Company’s proprietary software and hardware package will not compete with any of those currently offered to hotels because it has been developed as an addition to existing systems, and will simply reduce their costs while improving the quality of their content. In this way, providers which might have been envisaged as competitors will have a strong incentive in becoming distributors of the system.

The package is offered in two formats:

  The Budget solution allows hotel guests to view two TV channels on their room’s TV and be billed for it when checking out.

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  The Executive Suite solution is a premium service that includes TV channels and deluxe in- room entertainment service. A PDA is provided to each hotel guest to control the system and to access capabilities not offered by current remote controls. The Executive Suite’s current features also include Internet, E-Mail, environment control, automated room service, interactive booking and advertising, and paging of guests. Features considered for the next upgrade are a mobile account profile, E-Commerce, an in-room business centre, games, as well as online check-in/out, guest information and account access.

Once installed on a computer, the software enables the hotel to pick up the signal of participating broadcasters from the transmitter or satellite, and feeds it into the hotel rooms using the available connectivity hardware:

  Hotels with Broadband or ISDN connection will use delayed retransmission. The live signal will be fed into the computer but because this connectivity is not fast enough and does not allow for proper viewing, it will be store on the hard drive and transmitted to rooms 12 hours later. This solution will enable accessing PPTV at lower costs for the provider, and lower price for the hotel.
  On the other hand, hotels that have more robust connectivity hardware like fibre optics or CAT5e will be able to feed the live signal directly into hotel rooms, enabling clients to view programs in real time mode.

MARKETING AND SALES STRATEGY

The market research has indicated that the hotel sector is clearly divided into two groups. On the one hand, small independent establishments show little interest towards in-room entertainment systems. However, on the other hand, medium and large-size hotels connected into chains are keen to offer in-room technologies to their customers. Europe counts 4.7 million rooms and almost 200,000 hotels, 25% of which are in the UK alone. In the UK, there is little market penetration because major providers like ‘On Command’ prefer to target large hotels, where room prices are high which drives the prices of in-room entertainment services upwards. In fact, a survey of British hotels has indicated only two competitors, Granada’s contained system which is widely disliked because it is unfriendly and not profitable, and Quadriga’s Genesis system which can be updated via satellite link, offers features that customers are happy with and enables hotels to make a profit.

The Company envisages gaining a significant market share as the New Media technology is and add-on to existing in-room entertainment systems, and because the Company’s system is complementing rather than competing with existing ones.

There are a number of major providers already distributing systems to at least 2.4million rooms worldwide. Consequently, the Company will market its package in two ways:

  A push strategy will establish selling and distribution rights to exploiters responsible for promoting the package, getting clients to sign contracts, installing systems on hotels’ premises and providing maintenance and support. Agreements have already been signed with Mir Technologies, Zacan Holdings, HBI Sales and ICT/Europetec, and other exploiters are being approached.

  A pull strategy will also be implemented to raise awareness so that customers ask hotels for the system so that hotel managers suggest the system to the IT department at the chain’s headquaters.

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REVENUE

The business model followed by the Company is a combination of license fees and revenue sharing. The resellers and exploiters obtain a reseller license from the Company for a one-time fee and an associated revenue-share on revenues generated from the hotels.

An example of this would be the Pay-per-view model (or PPV, a.k.a Box Office), where services are paid for by viewers on the basis of the number of films viewed and the time of viewing, and the Pay-per-night model (or PPN), where viewers can buy a channel for the night. Prices currently charged by other parties for in-room viewing of action movies and adult content range from ₤5.95 to ₤9.95.

One single income stream will be generated and collected by resellers and exploiters of which 10% will go to the Company. Looking at the average viewing pattern of hotels UK hotels, the Company is poised to generate approximately ₤20,000 per hotel per year in which the New Media technology is installed. With resellers in Europe, India, Australia and North America the Company will be on a clear path to reach profitability within the first year of business.

With only a handful of players operating in this market, the Company aims to establish itself as a serious contender for providing Mobile Operators and Enterprises with SMS- enabling business-to-business and business-to-consumer solutions. As the technology development for the first stage of sales and marketing is in place, the Company anticipates a speedy market entry and the generation of revenue. The company aims to become cash positive within the first year of operation.

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IN WITNESS WHEREOF the parties have executed this instrument as a deed and have delivered it upon dating it.

EXECUTED As A Deed By	)
HBI SALES PRIVATE LIMITED	)
Acting By	)
A Director And By	)
A Director/Secretary	)	/s/ Peter Hilton

In The Presents Of		…………………………………………………
Director
Witness Signature: /s/ Lone Christensen

Name Lone Christensen

Address 1 Court Royal		………………………………………………….
London SW15 2B2		Director/Secretary

Occupation PA

EXECUTED As A Deed By	)
ZACAN HOLDINGS PROPRIETARY LIMITED	)
Acting By	)
A Director And By	)
A Director/Secretary	)	/s/ Bob Spears

In The Presents Of		…………………………………………………
Director
Witness Signature /s/ Gus O’Connell

Name Gus O’Connell
………………………………………………….
Address 201 Sussex Street.		Director/Secretary
Sydney

Occupation Sales

EXECUTED As A Deed By	)
ICT/EUROTETEC LIMITED	)
Acting By	)
A Director And By	)
A Director/Secretary	)

In The Presents Of		/s/ John Bailey

Witness Signature
…………………………………………………
Name		Director

Address		/s/ John Bailey
………………………………………………….
Occupation		Director/Secretary

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EXECUTED As A Deed By	)
MIR TECHNOLOGIES LLC	)
Acting By	)
A Director And By	)
A Director/Secretary	)	/s/ Timothy Cocker
…………………………………………………
In The Presents Of		Director

Witness Signature /s/ Rebecca Poncini

Name Rebecca Poncini

Address 7131 Spicer Dr.		………………………………………………….
Citrus Heights CA 95621		Director/Secretary

Occupation Engr. Tech

EXECUTED As A Deed By	)
MAGENTA NEW MEDIA LIMITED	)
Acting By	)
A Director And By	)
A Director/Secretary	)	/s/ Russell J W Hanford

In The Presents Of		…………………………………………………
Director
Witness Signature PJ Hanford

Address 3 Deacons Terrace
Hare Court Rd London		/s/ Mark Gebhard pp Kingsland (Services) Limited
………………………………………………….
Occupation MD		Director/Secretary

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